FOR IMMEDIATE RELEASE
For more information, contact:
Extreme Networks Public Relations
Gregory Cross
Tel: 408 579 3483
gcross@extremenetworks.com

Extreme Networks Announces Expiration of Hart-Scott-Rodino Waiting Period in Connection With Proposed Transaction with Enterasys Networks Holdings, Inc.
SAN JOSE, Calif.; Oct 16, 2013 -- Extreme Networks, Inc. (Nasdaq: EXTR) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), expired at 11:59PM EST on October 15, 2013. The expiration of the waiting period is in connection with the previously announced transaction with Enterasys Networks Holdings, Inc.
As announced on September 12, 2013, Extreme Networks entered into a definitive agreement to acquire all of the outstanding stock of Enterasys in an all cash transaction valued at $180 million. Compliance with the HSR Act represents the completion of a significant closing condition for the transaction. Although the transaction remains subject to additional customary closing conditions, with few conditions remaining, Extreme Networks anticipates that the transaction will close in early November, 2013.

About Extreme Networks, Inc.
Extreme Networks is a leader in high-performance Ethernet switching for cloud, data center and mobile networks.  Based in San Jose, CA, Extreme Networks has more than 6,000 customers in more than 50 countries.  For more information, visit http://extremenetworks.com

Statements made in this release regarding the Company's expectations with respect to the closing of the transaction with Enterasys Networks Holdings, Inc. are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time, including obtaining transaction financing as previously announced, although obtaining such financing is not a condition to the closing of the transaction, and the fulfillment of the closing conditions of each of the parties.

More information about potential factors that could affect Extreme Networks' ability to consummate a transaction with Enterasys Networks Holdings, Inc., as well as the outcome of this business combination is included in its filings with the Securities and Exchange Commission, including, without limitation, a Current Report on Form 8-K filed previously to announce the proposed transaction, as well as disclosure in the Extreme Networks’ quarterly and annual reports under the captions: "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Risk Factors," which are on file with the Securities and Exchange Commission. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC. Extreme Networks disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Extreme Networks, and the Extreme Networks logo, ExtremeXOS, Summit and Ridgeline are trademarks or registered trademarks of Extreme Networks, Inc. in the United States and/or other countries. All other names are the property of their respective owners.